Exhibit 3.2

EXECUTION VERSION

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TAYLOR MORRISON HOMES CORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Taylor Morrison Homes Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Taylor Morrison Homes Corporation (the “Corporation”), and that the Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on August 31, 2018 (the “Certificate of Incorporation”).

2. That the Certificate of Incorporation was amended and restated by the filing of that certain Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on October 25, 2018 (the “Amended and Restated Certificate of Incorporation”).

3. Article First of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“1. Name. The name of the corporation is Taylor Morrison Home Corporation (the “Corporation”).”

*     *     *

4. That this First Amendment of the Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment of the Amended and Restated Certificate of Incorporation has been executed by duly authorized officers of this corporation on this 26th day of October, 2018.

TAYLOR MORRISON HOMES CORPORATION

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary